ANCILLARY RIGHTS AGREEMENT

This Ancillary Rights Agreement is made and entered into this __ day of March, 2019.

BETWEEN:

CHEMESIS INTERNATIONAL INC. a corporation incorporated pursuant to the laws of British Columbia,

(hereinafter referred to as “Chemesis”)

- and -

GSRX INDUSTRIES INC.

(hereinafter referred to as “GSRX”)

WHEREAS pursuant to a share exchange agreement between Chemesis and GSRX dated March __, 2019 (the “Share Exchange Agreement”), Chemesis will, concurrently with the execution of this Agreement, acquire 11,666,998 common shares of GSRX, and GSRX will, concurrently with the execution of this Agreement, acquire 7,291,874 common shares of Chemesis (together, the “Transactions”);

AND WHEREAS Chemesis and GSRX are entering into this Agreement to set out certain rights that Chemesis and GSRX will have in connection with the Transactions;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties mutually agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, in addition to the terms defined above, the following definitions apply:

(a)	“Agreement” means this ancillary rights agreement, as it may be supplemented, amended, restated or superseded from time to time in accordance with the terms hereof;

(b)	“Business Day” means any calendar day other than a Saturday, Sunday or statutory holiday in the City of Vancouver, British Columbia;

(c)	“Cannabis” means all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material, trichomes, clones, flower and trim;

(d)	“CBD” means cannabidiol;

(e)	“Chemesis Board of Directors” shall have the meaning ascribed thereto in subsection 3.1(a);

(f)	“Chemesis Director” means a member of the Chemesis Board of Directors;

(g)	“Chemesis Director Nominee” shall have the meaning ascribed thereto in subsection 2.1(a);

(h)	“Chemesis Management” means the management of Chemesis;

(i)	“Chemesis Percentage” means the percentage of the total issued and outstanding GSRX Shares owned beneficially by Chemesis at any given time, calculated on a non-diluted basis by multiplying 100 by a fraction, the numerator of which is the aggregate number of GSRX Shares owned beneficially by Chemesis and the denominator of which is the number of issued and outstanding GSRX Shares;

(j)	“Chemesis Shareholders” shall have the meaning ascribed thereto in subsection 3.1(b);

(k)	“Chemesis Shares” means common shares in the capital of Chemesis;

(l)	“Closing Date” means April __, 2019, or such other date(s) as Chemesis and GSRX may determine;

(m)	“Convertible Securities” means any agreement, option, warrant, right or other security or conversion privilege issued or granted by GSRX that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire GSRX Shares, including pursuant to one or more multiple exercises, conversions and/or exchanges;

(n)	“CSE” means the Canadian Securities Exchange, or such other stock exchange on which the Chemesis Shares may be listed from time to time;

(o)	“GSRX Board of Directors” shall have the meaning ascribed thereto in subsection 2.1(a);

(p)	“GSRX Director” means a member of the GSRX Board of Directors;

(q)	“GSRX Director Nominee” shall have the meaning ascribed thereto in subsection 3.1(a);

(r)	“GSRX Management” means the management of GSRX;

(s)	“notice” shall have the meaning ascribed thereto in section 6.8;

(t)	“GSRX Shareholders” shall have the meaning ascribed thereto in subsection 2.1(b);

(u)	“GSRX Shares” means common shares in the capital of GSRX; and

(v)	“OTC” means the Over-the-Counter Bulletin Board, or such other stock exchange on which the GSRX Shares may be listed from time to time;

(w)	“Transaction Documents” means, collectively, the Share Exchange Agreement and this Agreement.

1.2	Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

(a)	The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.

(b)	References to a “section”, “subsection” or “article” followed by a number or letter refer to the specified section, subsection or article of this Agreement.

(c)	Headings of sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)	In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Vancouver time) on the next Business Day.

ARTICLE 2

GSRX BOARD REPRESENTATION

2.1	Right to Nominate Director

For so long as Chemesis holds 10% or more of the total issued and outstanding GSRX Shares:

(a)	Chemesis shall have the right to nominate one representative (the “Chemesis Director Nominee”) for appointment to GSRX’s board of directors (the “GSRX Board of Directors”).

(b)	The Chemesis Director Nominee shall serve as a director of GSRX until each meeting of shareholders of GSRX (the “GSRX Shareholders”) at which directors of GSRX are to be elected.

(c)	GSRX shall take such steps as may reasonably be necessary to appoint the Chemesis Director Nominee to the GSRX Board of Directors following the execution and delivery of this Agreement, and notice from Chemesis that it desires to exercise its right to appoint the Chemesis Director Nominee to the GSRX Board of Directors.

(d)	GSRX shall cause the Chemesis Director Nominee to be included in the slate of nominees proposed by the GSRX Board of Directors to the GSRX Shareholders for approval as directors at each meeting of the GSRX Shareholders where Directors are to be elected by GSRX Shareholders.

(e)	GSRX shall use all reasonable efforts to cause the election of the Chemesis Director Nominee.

(f)	The Chemesis Director Nominee, upon appointment to the GSRX Board of Directors (and until ceasing to be a member thereof), shall be entitled to receive compensation for serving on the GSRX Board of Directors on the same basis as the other members of the GSRX Board of Directors.

(g)	GSRX shall notify Chemesis in writing immediately upon determining the date of any meeting at which Directors are to be elected and Chemesis shall advise GSRX and the GSRX Board of Directors of the name of the Chemesis Director Nominee at least fifty (50) days prior to any meeting at which Directors are to be elected or approved by the GSRX Shareholders, or within ten (10) days of being notified of the record date for such meeting if such record date is within sixty (60) days of such meeting.

(h)	If Chemesis does not advise GSRX and the Board of Directors of the Chemesis Director Nominee as required by subsection 2.1(g), then Chemesis will be deemed to have nominated the incumbent nominee.

ARTICLE 3

CHEMESIS BOARD REPRESENTATION

3.1	Right to Nominate Director

Conditional upon the Chemesis Board of Directors being increased by Chemesis such that it is then comprised of at least seven Directors, then, and for so long thereafter as GSRX holds 5% or more of the total issued and outstanding Chemesis Shares:

(a)	GSRX shall have the right to nominate one representative (the “GSRX Director Nominee”) for appointment to Chemesis’ board of directors (the “Chemesis Board of Directors”).

(b)	The GSRX Director Nominee shall serve as a director of Chemesis until each meeting of shareholders of Chemesis (the “Chemesis Shareholders”) at which directors of Chemesis are to be elected.

(c)	Chemesis shall take such steps as may reasonably be necessary to appoint the GSRX Director Nominee to the Chemesis Board of Directors following the expansion by Chemesis of the Chemesis Board such that it is then comprised of at least seven Directors.

(d)	Chemesis shall cause the GSRX Director Nominee to be included in the slate of nominees proposed by the Chemesis Board of Directors to the Chemesis Shareholders for approval as directors at each meeting of the Chemesis Shareholders where Directors are to be elected by Chemesis Shareholders.

(e)	Chemesis shall use all reasonable efforts to cause the election of the GSRX Director Nominee.

(f)	The GSRX Director Nominee, upon appointment to the Chemesis Board of Directors (and until ceasing to be a member thereof), shall be entitled to receive compensation for serving on the Chemesis Board of Directors on the same basis as the other members of the Chemesis Board of Directors.

(g)	Chemesis shall notify GSRX in writing immediately upon determining the date of any meeting at which Directors are to be elected and GSRX shall advise Chemesis and the Chemesis Board of Directors of the name of the GSRX Director Nominee at least fifty (50) days prior to any meeting at which Directors are to be elected or approved by the Chemesis Shareholders, or within ten (10) days of being notified of the record date for such meeting if such record date is within sixty (60) days of such meeting.

If GSRX does not advise Chemesis and the Chemesis Board of Directors of the GSRX Director Nominee as required by subsection 2.1(g), then GSRX will be deemed to have nominated the incumbent nominee.

ARTICLE 4

Participation right

4.1	From the Closing Date, and thereafter for as long as Chemesis owns at least 10% of the issued and outstanding GSRX Shares, in the event that GSRX proposes to issue GSRX Shares or Convertible Securities (each, an “Equity Financing”), including, without limitation, convertible debt securities (collectively, “Equity Securities”), directly or indirectly, for cash or cash equivalents:

(a)	GSRX shall deliver a notice to Chemesis in writing as soon as possible after the public announcement of the Equity Financing, but in any event on or prior to the earlier of (i) five (5) Business Days prior to the expected completion date of such Equity Financing, and (ii) the date on which GSRX files a preliminary prospectus, registration statement or other offering document in connection with an Equity Financing, if any (the “Equity Financing Notice”), specifying, to the extent known by GSRX: (A) the total number of issued and outstanding GSRX Shares; (B) the total number of Equity Securities which are proposed to be offered for sale; (C) the rights, privileges, restrictions, terms and conditions of the Equity Securities proposed to be offered for sale; (D) the consideration for which the Equity Securities are proposed to be offered for sale; and (E) the proposed closing date of the Equity Financing. If, at the date of the Equity Financing Notice, any of the above noted information is not known to GSRX, GSRX shall provide such information to Chemesis as soon as possible upon such information being ascertained.

(b)	subject to the receipt of all required approvals of any governmental entities or the OTC, and compliance with applicable laws, Chemesis shall have the right (the “Participation Right”) to subscribe for and purchase such number of Equity Securities that GSRX proposes to offer for sale as described in the Equity Financing Notice as would result in Chemesis maintaining, following the completion of the Equity Financing, the Chemesis Percentage held immediately prior to the first public announcement of the proposed Equity Financing (or if no public announcement is required, immediately prior to GSRX delivering the Equity Financing Notice), for the consideration and on substantially the same terms and conditions as offered to the other potential investors under the Equity Financing, all as set forth in the Equity Financing Notice.

(c)	if Chemesis wishes to exercise its Participation Right in respect of a particular Equity Financing, Chemesis shall give written notice to GSRX (the “Exercise Notice”) of the exercise of such right and of the number of Equity Securities Chemesis wishes to purchase within five (5) Business Days after Chemesis’ receipt of an Equity Financing Notice (the “Participation Period”), failing which Chemesis will not be entitled to exercise the Participation Right in respect of such Equity Financing.

(d)	Chemesis agrees that if GSRX decides to complete an Equity Financing during the Participation Period and prior to the receipt of an Exercise Notice, it shall be entitled to do so, provided that if, during such Participation Period, Chemesis subsequently delivers an Exercise Notice, GSRX will complete a separate offering with Chemesis, subject to obtaining all required approvals of any governmental entities or the OTC and compliance with applicable laws, within 15 Business Days of the Equity Financing or as soon as reasonably practicable thereafter, as would result in Chemesis maintaining the Chemesis Percentage held immediately prior to the first public announcement of the proposed Equity Financing, on terms no less favourable as those provided to investors under the Equity Financing.

(e)	where such Equity Financing is pursuant to a prospectus offering, GSRX shall use commercially reasonable efforts to include Chemesis’ pro rata entitlement for sale as part of such prospectus offering, provided however that if Chemesis’ pro rata entitlement is not included in such prospectus offering, GSRX shall use commercially reasonable efforts to provide Chemesis with the opportunity to subscribe for such Equity Securities on a private placement basis within 15 Business Days or as soon as reasonably possible thereafter following the closing of the prospectus offering.

(f)	notwithstanding anything to the contrary contained in this Agreement, the Participation Right will not apply to any issuance of securities by GSRX for compensatory purposes to employees, consultants, officers or directors of GSRX, pursuant to security based compensation arrangements, including the issuance of options, stock appreciation rights, restricted stock, restricted share units, restricted stock units, performance share units, deferred share units and any securities issued on exercise, vesting or settlement thereof.

ARTICLE 5

RIGHT OF first refusal

5.1	For the term of this Agreement:

(a)	If GSRX shall require the production of any Cannabis or hemp-derived CBD (or products derived or produced therefrom) (“Production”) in any jurisdiction in which Chemesis has Cannabis or hemp-derived CBD production facilities, then, prior to entering into any agreement, understanding or commitment to procure such Production, GSRX shall provide to Chemesis notice (“Production Notice”) of its specific Production requirements and of any offers which it may have received or solicited from any third party with respect to the Production (“Third Party Offers”).

(b)	For a period of ten (10) days following receipt of the Production Notice, Chemesis shall have the right, but not the obligation, to, as the case may be, offer to fulfill the Production requirements (“Production Offer”) or match any Third Party Offer (“Matching Offer”).

(c)	In the event that Chemesis does not respond to a Production Notice within ten (10) days of receipt thereof, it shall be deemed to have elected to have waived its right under Section 5.1(b) and GSRX shall thereafter be permitted to procure such particular Production from a third party source.

(d)	In the event that Chemesis provides GSRX with a Production Offer or Matching Offer\, then Chemesis and GSRX shall negotiate in good faith and use commercially reasonable efforts to enter into an agreement with respect to the Production within a period of ten (10) business days from the date of the Production Offer or Matching Offer, as the case may be.

ARTICLE 6

GENERAL PROVISIONS

6.1	Termination

This Agreement shall terminate immediately and be of no further force and effect upon the occurrence of any of the following events:

(a)	written agreement of the parties; or

(b)	Chemesis owns less than 5% of the issued and outstanding GSRX Shares.

6.2	Further Assurances

Each party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the party requesting such further instrument, document or action, unless expressly indicated otherwise.

6.3	Regulatory Approvals

This Agreement and the completion from time to time of the transactions contemplated hereby are subject to receipt of all necessary regulatory approvals, including approval of the Exchange.

6.4	No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Chemesis and GSRX.

6.5	Governing Law

This Agreement shall be governed by and construed under the laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in the State of New York and the parties hereby waive any and all rights to trial by jury.

6.6	Time of the Essence

Time is of the essence in this Agreement.

6.7	Severability

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of the Agreement which shall be construed as if the Agreement had been executed without the invalid portion. It is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

6.8	Notice

Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if transmitted by facsimile or email to the parties hereto at the following addresses:

(a)	If to Chemesis, to:

Chemesis International Inc.

Suite 2710 – 200 Granville Street

Vancouver, BC V6C 1S4

Attention:	Aman Parmar
Email:	amanparmar@chemesis.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP

885 West Georgia Street, Suite 2200

Vancouver, BC

V6C 3E8

Attention:	Deepak Gill
Phone:	604.691.6117
Fax:	604.691.6120
Email:	dgill@casselsbrock.com

(b)	If to GSRX, to:

GSRX Industries Inc.

1301 E Debbie Lane 102-160

Mansfield, TX 76063

Attention: Tom Gingerich

with a copy to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Darrin M. Ocasio, Esq.

Email: dmocasio@srf.law

Any notice given in accordance with this section, if transmitted by email or facsimile transmission, shall be deemed to have been received on the next Business Day following transmission or, if delivered by hand, shall be deemed to have been received when delivered.

6.9	Amendment

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the parties. The failure by any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of any party to enforce each and every provision. No waiver or breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

6.10	Rule of Interpretation

The parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

6.11	Counterparts

This Agreement may be executed in one or more counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

6.12	Assignment

No party shall be entitled to transfer its rights or obligations under this Agreement without the prior written consent of the other party.

6.13	Third Party Beneficiaries

This Agreement is for the sole benefit of the parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

6.14	Entire Agreement

The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. If there is any conflict or inconsistency between the terms of this Agreement and any other Transaction Document, the terms of the other Transaction Document shall take precedence and prevail.

6.15	Effective Date

This agreement is effective as of the date shown at the top of the first page, even if any signatures are made after that date.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

CHEMESIS INTERNATIONAL INC.

By:
Name:
Title:

GSRX INDUSTRIES INC.

By:
Name:
Title: